Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

ART’S-WAY MANUFACTURING CO., INC.

ARTICLE I

NAME

The name of the corporation is Art’s-Way Manufacturing Co., Inc. (“Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

BUSINESS

The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

Section 1.  Authorized Shares. The aggregate number of shares which the corporation is entitled to issue is Five Million (5,000,000) shares consisting of a single class, and of a single series. All shares shall have a par value of $.01 per share.

Section 2.  Dividends. Each stockholder shall be entitled to receive such dividends or distributions as are lawfully declared on the stock.

Section 3.  Voting. Each outstanding share of stock shall be entitled to one (1) vote on each matter submitted to a vote of stockholders.

Section 4. Liquidation. Upon dissolution of the Corporation, each stockholder shall be entitled to share ratably in the assets of the Corporation which may be available for distribution after satisfaction of creditors and any other preferences which may then exist.

Section 5.  Noticed. Each stockholder shall be entitled to have notice of any authorized meeting of stockholders.

ARTICLE V

CUMULATIVE VOTING

There shall be no cumulative voting.

ARTICLE VI

INCORPORATORS

The names and mailing addresses of the incorporators are as follows:

NAME	MAILING ADDRESS

James L. Koley	One Pacific Place, Suite 800 1125 South 103 Street Omaha, Nebraska 68124

Harold A. Westberg	Highway 9 WestArmstrong, IA 50514

ARTICLE VII

DURATION

The Corporation is to have perpetual existence.

ARTICLE VIII

ELECTION OF DIRECTORS

Elections of directors need not be done by written ballot unless the Bylaws of this Corporation so provide.

ARTICLE IX

MEETINGS

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of Delaware law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE X

LIMITED LIABILITY

No director of the Corporation shall be personally liable to the Corporation or any stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article X shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article X shall apply to or have an effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE XI

INDEMNIFICATION

Section 1.  Indemnification by the Corporation. Each director or officer of the Corporation who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture , trust or other enterprise , including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the laws of Delaware, as the same exist or may hereafter be amended (but, in the case of any such amendment , only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his heirs, executors and administrators; provided, however, that except for any proceeding seeking to enforce or obtain payment under any right to indemnification by the Corporation, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if the Corporation has joined in or consented to the initiation of such proceeding (or part thereof). The Corporation may, by action of its Board of Directors, either on a general basis or as designated by the Board of Directors, provide indemnification to employees and agents of the Corporation’s subsidiaries, with the same scope and effect as the foregoing indemnification of directors and officers.

The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under any statue, provision of this certificate on Incorporation, Bylaw, agreement, vote of stockholders or directors or otherwise. Each person who is or becomes a director or officer of the Corporation shall be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided in this Article XI.

Section 2.  Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another Corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

Selection 3.  Witness. To the extent that any director, officer employee or agent of the Corporation is by reason of such position, or a position with another entity at the request of the Corporation, a witness in any action, suit or proceeding, he shall be indemnified against all costs and expenses actually and reasonably incurred by him on his behalf in connection therewith.

Section 4.  Agreements. The Corporation may enter into indemnity agreements with the persons who are members of its Board of Directors from time to time, and with such officers, employees and agents of the Corporation and with such officers, directors, employees and agents of subsidiaries as the Board may designate, such indemnity agreements to provide in substance that the Corporation will indemnify such persons as contemplated by this Article XI, and to include any other substantive or procedural provisions regarding indemnification as are not inconsistent with the General Corporation Law of Delaware. The provisions of such indemnity agreements shall prevail to the extent that they limit or condition or differ from the provisions of this Article XI.

Section 5.  Scope. For purposes of this Article XI, reference to the “Corporation” includes all constituent Corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director or officer of such constituent corporation shall stand in the same position under the provisions of this Article XI with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

ARTICLE XII

AMENDMENT OR CORPORATION DOCUMENTS

Section 1.  Certificate of Incorporation. The Corporation reserves the right to amend, alter or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred by stockholders herein are granted subject to this reservation.

Section 2.  Bylaws. The Board of Directors is expressly authorized to make, amend, alter or repeal the Bylaws of the Corporation.

WE, THE UNDERSIGNED, being the incorporators hereinbefore names, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 10th  day of   February_, 1989.

/S/ James L. Koley
James L. Koley

/S/ Harold A. Westberg
Harold A. Westberg